Exhibit 10-O-12

Form of Restricted Stock Grant Letter as of January 1, 2011

Alan R. Mulally President and Chief Executive Officer	World Headquarters One American Road Dearborn, MI 48126-2701 USA

[Date]

To:

Subject:                                Form of Annual Compensation Notification

In recognition of Company, business unit, and individual performance in 20XX and in anticipation of your continued leadership and ongoing efforts in 20XX, the Compensation Committee of the Board of Directors has approved the following incentive compensation for you:

20XX Annual Incentive Compensation Plan (AICP) Award

In February 20XX, the Compensation Committee approved an AICP payout based on 20XX Company and CBG performance against the following objectives:
•	Global profit before tax
•	CBG profit before tax
•	Total automotive operating cash flow
•	CBG cost performance
•	CBG quality
•	CBG market share

Your 20XX AICP award: CBG Business Performance Factor:	$XX* XX%

Your AICP award reflects performance based on your assigned CBG as reflected by the Business Performance Factor and individual contribution assessment as determined by your management.

Stock-Based Awards

20XX Performance-Based Restricted Stock Units (PB-RSU) and Stock Options – Annual Grant

In February 20XX, the Compensation Committee approved your 20XX stock-based award.  The total value of your award is delivered through 50% Performance-Based Restricted Stock Units (RSUs) and 50% stock options:

Total value:	$XX

Performance-Based RSU value: Number of Performance-Based RSUs:	$XX XX*

Stock option value: Number of stock options:	$XX XX *

The number of performance-based RSUs and stock options is based on the Fair Market Value (FMV) of $_____ and Black-Scholes value of $______ on [date] truncated to the nearest whole share.

The performance-based RSU grant is a maximum opportunity having a one-year performance period, after which the Compensation Committee will determine the final RSU award based on performance-to-objective on the following metrics:
•	Global profit before tax
•	Global automotive operating cash flow
•	Total company cost performance
•	Total company quality
•	Total company market shares

The final RSU award will be restricted until [date].  As soon as practicable after the restriction lapses, you will be issued shares of Ford Motor Company common stock, less shares withheld to cover any tax liability on the value of the grant.  Attachment I provides additional detail on your performance-based RSU grant.

The stock option grant vests over three years at a rate of 33%, 33%, and 34% and has a ten-year term.  The stock option grant price is $_______, the FMV of Ford Motor Company on [date].

*  The Compensation Committee of the Board of Directors adopted a recoupment policy that applies to: (i) awards paid in 2011 and future years pursuant to the Annual Incentive Compensation Plan; (ii) Final Awards for Performance-Based Restricted Stock Units for the 2011 performance year and future performance years; and (iii) stock options granted in 2011 and future years (the “Awards”).  The Awards will be subject to recoupment by the Company from an officer under the following circumstances: (i) the Company issues a material restatement of its financial statements and such restatement was caused by such officer’s intentional misconduct; (ii) such officer was found to be in violation of non-compete provisions of any plan or agreement; or (iii) such officer has committed ethical or criminal violations.  The Compensation Committee will consider all relevant factors and exercise business judgment in determining any appropriate amounts to recoup up to 100% of any Awards.

20XX Performance-Based Restricted Stock Units (PB-RSU) Grant -- Final Award

Your 2010 performance-based RSU annual grant was a maximum opportunity having a one-year performance period that ended December 31, 20XX.  The performance metrics for the 20XX grant were:
•	Global/business unit profit before tax
•	Global automotive operating cash flow
•	Total company/business unit cost performance
•	Total company/business unit quality
•	Total company/business unit market shares

Based on performance against these metrics, the Compensation Committee has approved the following:

2010 PB-RSU Opportunity: 2010 PB-RSU Payout: 2010 RSU Final Award:	XX XX% XX*

The final RSU award will be restricted until [date].  As soon as practicable after the restriction lapses, you will be issued shares of Ford Motor Company common stock, less shares withheld to cover any tax liability on the value of the grant.  Pursuant to your previously submitted Power of Attorney, the Final Award Agreement and Terms and Conditions will be accepted on your behalf by the Director, Compensation and Executive Personnel.  A copy of the Award Agreement and Terms and Conditions is available by contacting incencom@ford.com.

Your stock-based awards are subject to the terms of the 1998 or 2008 Long-Term Incentive Plan.

Your account at Smith Barney is accessible through the Smith Barney Benefit Access website at www.benefitaccess.com.  Attachment II provides additional detail on accessing your account at Smith Barney.

Information regarding all of your stock-based awards is available on HR ONLINE.  If you have further questions regarding your awards, please contact [Name, phone, and email].

Thank you for all your efforts and continued leadership.